Exhibit 11.1

                      AMERICAN MOBILE SATELLITE CORPORATION
                     --------------------------------------
                    COMPUTATIONS OF EARNING PER COMMON SHARE
                     ---------------------------------------
                    (in thousands, except per share amounts)
                     ---------------------------------------


                                                                     Three Months                        Six Months
                                                                    Ended June 30,                     Ended June 30,

                                                                1998             1997             1998              1997
                                                                ----             ----             ----              ----
BASIC EARNINGS PER SHARE CALCULATION

Net Loss                                                   ($38,963)         ($26,842)        ($64,205)         ($53,923)
                                                           =========         =========        =========         =========

Net Loss per common share                                    ($1.23)           ($1.07)          ($2.25)           ($2.15)
                                                             =======           =======          =======           =======

Weighted-average common shares                               31,719            25,120           28,502            25,115
                                                             ======            ======           ======            ======
outstanding

DILUTED EARNINGS PER SHARE CALCULATION
Net Loss                                                   ($38,963)         ($26,842)        ($64,205)         ($53,923)
                                                           =========         =========        =========         =========

Net Loss per common share                                    ($1.21)           ($1.07)          ($2.24)           ($2.14)
                                                             =======           =======          =======           =======

Weighted-average common shares (1)                           32,102            25,182           28,614            25,177
                                                              ======           ======           ======            ======
(1)   Calculated as follows:
      Historical weighted average number of
          shares outstanding                                 31,719            25,120           28,502            25,115
      Assumed exercise of stock options                          --                --                1                --
      Assumed exercise of stock purchase                        383                62              111                62
                                                             -------          --------         --------           -------
warrants
                                                             32,102            25,182           28,614            25,177
                                                             ======           =======           ======            ======


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